TH Lee, Putnam Capital Management, LLC
                             One Post Office Square
                                Boston, MA 02109

                                  July __, 2001



TH Lee, Putnam Investment Trust
One Post Office Square
Boston, MA  02109

In connection with your sale to us today of 4,188.48 shares of beneficial interest (the "Shares") of TH Lee, Putnam Emerging Opportunities Portfolio (such series hereinafter referred to as the "Fund'), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"); (ii) your sale of the Shares to us is in reliance on the sale's being exempt under Section 4(2) of the Act as not involving the any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Act, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Act or any rules and regulations promulgated thereunder.

This letter is intended to take effect as an instrument under seal, shall be construed under the laws of Massachusetts, and is delivered at Boston, Massachusetts, as of the date written above.

Very truly yours,

TH Lee, Putnam Capital Management, LLC


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